SHANE DALY
Vice President
and Associate General Counsel
(212) 314-3912
(212) 314-3959

[AXA EQUITABLE — MEMBER OF THE GLOBAL AXA GROUP LOGO]	LAW DEPARTMENT

April 18, 2017

AXA Equitable Life Insurance Company

1290 Avenue of the Americas

New York, NY 10104

Dear Sirs:

This opinion is furnished in connection with the filing by AXA Equitable Life Insurance Company (“AXA Equitable”) of a Form S-3 Registration Statement of AXA Equitable for the purpose of registering Market Value Adjustment Interests under Flexible Premium Annuity contracts (“Interests”) under the Securities Act of 1933. The Interests are purchased with contributions received under individual variable annuity contracts and certificates AXA Equitable offers under group annuity contracts (collectively, the “Certificates”). As described in the prospectuses included in the Registration Statement, the Certificates are designed to provide for retirement income benefits.

I have examined such corporate records of AXA Equitable and provisions of the New York insurance law as are relevant to authorization and issuance of the Certificates and such other documents and laws as I consider appropriate. On the basis of such examination, it is my opinion that:

1	AXA Equitable is a corporation duly organized and validly existing under the laws of the State of New York.

2	The Certificates (including any Interests credited thereunder) will be duly authorized and when issued in accordance with applicable regulatory approvals will represent validly issued and binding obligations of AXA Equitable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Shane Daly
Shane Daly